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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Amendment No. 1
                                       to
                                   Schedule TO
            Tender Offer Statement under Section 14(d)(1 or 13(e)(1)
                     of the Securities Exchange Act of 1934

                             CNA Surety Corporation
                       (Name of subject company (issuer))

                     Continental Casualty Company (Offeror)
            (Names of filing persons (identifying status as offeror,
                            issuer or other person))


                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                   12612L1008
                      (CUSIP Number of Class of Securities)

                            Jonathan D. Kantor, Esq.
               Senior Vice President, General Counsel & Secretary
                                    CNA Plaza
                             Chicago, Illinois 60685
                                 (312) 822-1384
       (Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

                           CALCULATION OF FILING FEE
|--------------------------------------------|-------------------------------|
|TRANSACTION VALUATION*                      |     AMOUNT OF FILING FEE      |
|--------------------------------------------|-------------------------------|
|Filing  relates solely to preliminary       |            None               |
|communications  made before the commencement|                               |
|of a  tender offer                          |                               |
|--------------------------------------------|-------------------------------|
*Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: _____________

Form or Registration No.: _____________

Filing Party: ________________________

Date Filed:  _________________________


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[ ] Check the box if the filing  relates  solely to  preliminary  communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ] third-party tender offer subject to Rule 14d-1.

[ ] issuer tender offer subject to Rule 13e-4.

[ ] going-private transaction subject to Rule 13e-3.

[X] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]



May 31, 2000

Signature. After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


/JONATHAN D. KANTOR/
--------------------------------------------------------------------------------
(Signature)

Senior Vice President, General Counsel and Secretary
--------------------------------------------------------------------------------
(Name and title)

May 31, 2000
--------------------------------------------------------------------------------
(Date)